Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-105450, 333-84646 and 333-115402 on Form S-8 and Registration Statement No. 333-123505 on Form S-3 of our report dated March 16, 2009 (March 1, 2010 as to the 2008 and 2007 retrospective adjustments relating to discontinued operations and the accounting for debt with conversion and other options discussed in Note 2), relating to the consolidated financial statements of Asbury Automotive Group, Inc., and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the existence of substantial doubt about the Company’s ability to continue as a going concern, (2) the adoption of accounting principles relating to the accounting for uncertainty in income taxes as of January 1, 2007, (3) the change in method of accounting for debt with conversion and other options and (4) the retrospective adjustments to the 2008 and 2007 consolidated financial statements relating to discontinued operations) appearing in this Annual Report on Form 10-K of Asbury Automotive Group, Inc. and subsidiaries for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 1, 2010